Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 1, 2017, by and between Rita O’Connor (the “Executive”) and PLx Pharma Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions; and

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.     Term. The Executive’s employment hereunder shall be effective as of as of July 1, 2017 (the “Effective Date”) and shall continue until the first anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such first anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 60 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.     Position and Duties.

2.1     Position. During the Employment Term, the Executive shall serve as Chief Financial Officer, reporting directly to the Chief Executive Officer of the Company (the “CEO”) and the Board of Directors of the Company (the “Board”). For purposes of this Agreement, it is expressly recognized that the Board may delegate its authority in a particular matter to one or more committees of the Board, including but not limited to the Compensation Committee, as provided by the governing documents of the Company. In such position, the Executive shall have such duties, authority and responsibility as are consistent with the Executive’s position.

2.2      Duties. During the Employment Term, the Executive shall devote substantially all of her business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO. Notwithstanding the foregoing, the Executive will be permitted to (a) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization and (b) purchase or own less than three percent (3%) of the publicly traded securities of any corporation; provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that the activities described in clauses (a) and (b) do not interfere in any material way with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.     Compensation.

3.1     Base Salary. The Company shall pay the Executive an annual rate of base salary of Three Hundred Thousand Dollars ($300,000). Such base salary shall be paid consistently with the Company’s then current pay practices. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase (but not decrease) the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

3.2     Annual Bonus. The Executive shall be eligible to receive a bonus pursuant to any bonus plan established by the Board with a target annual bonus of 30% of base salary. The Board in its sole discretion shall determine the actual amount of any such bonus and the date upon which it is payable by the Company. Any such bonuses shall be subject to all applicable withholding requirements.

3.3     Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Company’s 2015 Omnibus Incentive Plan or any successor plan, subject to the terms of the 2015 Omnibus Incentive Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion. In conjunction with Executive’s entrance into this Agreement, Executive has been granted certain equity awards pursuant to the terms of the Award Agreement attached hereto as Exhibit A.

3.4     Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

3.5     Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and generally available to senior executives of the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.6     Vacation. During the Employment Term, the Executive shall be entitled to twenty five (25) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

3.7     Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, specifically including first-class air travel, subject to compliance with the Company’s expense reimbursement policies and procedures.

3.8     Indemnification.  The Executive shall be indemnified and advancement of expenses by the Company as provided in Company’s Bylaws and Certificate of Incorporation. The obligations under this paragraph shall survive any termination of the Employment Term.

3.9     Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement (including, without limitation, any changes required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act), will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4.     Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 15 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1     Termination For Cause or Without Good Reason.

(a)     The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid in accordance with the Company’s customary payroll procedures;

(ii)

any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

(iii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv)

such employee benefits (including equity compensation), if any, as to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 4.1(a)(i) through 4.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(b)     For purposes of this Agreement, “Cause” shall mean:

(i)

the Executive’s wilful failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness), and such failure has not been cured after a period of thirty (30) days’ notice from the Company;

(ii)	the Executive’s wilful failure to comply with any valid and legal directive of the Board;

(iii)	the Executive’s wilful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)	the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(v)	the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)

the Executive’s wilful malfeasance or wilful misconduct in connection with the Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company;

(vii)	the Executive’s wilful unauthorized disclosure of Confidential Information (as defined below);

(viii)

the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the Executive of written notice from the Company of such breach, which notice shall contain the specific reasonable cure requested by the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “wilful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c)     For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)	a material reduction in the Executive’s Base Salary;

(ii)	a relocation of the Company’s corporate offices outside of Houston, TX with a requirement that the Executive perform her duties in the new location; or

(iii)

any material breach by the Company of any material provision of this Agreement, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the Company of written notice from the Executive of such breach, which notice shall contain the specific reasonable cure requested by the Executive;

(iv)

a material, adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company and capitalization as of the date of this Agreement; or

(v)	a Change in Control of the Company in which this Agreement is not assumed.

(d)     “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the effective date of any following events:

(i)

Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding shares of capital stock;

(ii)

Change in Board. During any period of one year (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Company (the “Board”), and any new director (other than a director designated by a person who has effected a transaction described in subparagraph (i) of this definition without the consent of the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;

(iii)

Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation which such shares give the holder(s) thereof the power to elect at least a majority of the board or other governing body of such surviving entity;

(iv)

Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)

Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

The Executive cannot terminate her employment for Good Reason unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate her employment for Good Reason within one hundred twenty (120) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.

4.2     Termination Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Sections 5, 6, 7, and 8 of this Agreement and her execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within thirty (30) days following the Termination Date (such 30-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a)     continued Base Salary for one year following the Termination Date payable in equal instalments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within thirty (30) days following the Termination Date;

(b)     any Annual Bonus earned for a previously completed fiscal year but unpaid as of the Termination Date;

(c)     a payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Date of Termination occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives;

(d)     such employee benefits (including equity compensation), if any, as to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date;

(e)     any personal computer owned by the Company which was used primarily by the Executive prior to the Termination Date.

4.3     Death or Disability.

(a)     The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)     If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)	the Accrued Amounts; and

(ii)

a lump sum payment equal to the Pro-Rata Bonus/Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)     For purposes of this Agreement, Disability shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

4.4     Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 25. The Notice of Termination shall specify:

(a)     The termination provision of this Agreement relied upon;

(b)     To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)     The applicable Termination Date.

4.5     Termination Date. The Executive’s Termination Date shall be:

(a)     If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)     If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)     If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)     If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than fifteen (15) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to fifteen (15) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e)     If the Executive terminates her employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than fifteen (15) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the fifteen (15) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f)     If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

4.6     Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates or any position that Executive holds with any other entity at the request or designation of the Company. To the extent appropriate, Executive shall execute and deliver such notices or other instruments as shall be required by give effect to the foregoing as may reasonably be requested by the Company.

4.7     Section 280G .

(a)     If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the “280G Gross-Up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.7 or otherwise as if no Excise Tax had been imposed).

(b)     All calculations and determinations under this Section 5.7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.7, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.7. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

5.     Cooperation. To facilitate the orderly conduct of the Company, the Executive agrees to cooperate, at no charge, with the Company’s reasonable requests for information or assistance related to (i) the time of her employment, (ii) any investigations (including internal investigations) and audits of the Company’s management’s current and past conduct and business and accounting practices and (iii) the Company’s defence of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company. The Company will promptly reimburse Executive for her reasonable, customary and documented out-of-pocket business expenses in connection with the performance of her duties under this Section 5.

6.     Confidential Information. The Executive understands and acknowledges that during the Employment Term, she will have access to and learn about Confidential Information, as defined below.

6.1     Confidential Information Defined.

(a)     Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by her in the course of her employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)     Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the pharmaceutical industry. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)     Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. The Executive shall, to the extent permitted by applicable law, promptly provide written notice of any such order to the Board.

The Executive understands and acknowledges that her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after she begins employment by the Company) and shall continue during and after her employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

7.     Restrictive Covenants.

7.1     Acknowledgment. The Executive understands that the nature of the Executive’s position gives her access to and knowledge of Confidential Information and places her in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual or artistic services she provides to the Company are unique, special or extraordinary.

The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

7.2     Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the two (2) years, to run consecutively, beginning on the last day of the Executive’s employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive participates, directly or indirectly, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, or officer, or any other similar capacity to an entity providing goods or services competitive with those offered by the Company.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall, to the extent permitted by applicable law, promptly provide written notice of any such order to the Board.

7.3    Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during two (2) years, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

7.4    Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, she will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during two (2) years, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services competitive with those offered by the Company.

8.     Non-disparagement. The Executive agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall, to the extent permitted by applicable law, promptly provide written notice of any such order to the Board.

9.   Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by her to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of her compensation reflects, in part, her obligations and the Company’s rights under Sections 6, 7, and 8 of this Agreement; that she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that she will not be subject to undue hardship by reason of her full compliance with the terms and conditions of Sections 6, 7, and 8 of this Agreement or the Company’s enforcement thereof.

10.     Remedies. In the event of a breach or threatened breach by the Executive of Sections 6, 7, and 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11.    Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. The arbitration shall be held in the City of Houston, Texas, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees of the parties, as well as the arbitrators’ fees and expenses, in such proportions as the arbitrator(s) deem just. Any arbitral award determination shall be final and binding upon the Parties.

12.   Proprietary Rights.

12.1     Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of, and related to, her employment by the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information and sales information.

12.2     Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

12.3     Further Assurances; Power of Attorney. During and after her employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in her name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

12.4     No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to her by the Company.

13.     Security.

13.1     Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event she learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.

13.2     Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control. For clarification, regardless of the circumstances of the termination, the Executive shall be entitled to retain, free and clear of any obligation to the Company, the cell phone, laptop computer, and desktop computer used by the Executive while employed by the Company.

14.     Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of her employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”). without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of her employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

15.     Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the state of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the City of Houston, Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

16.     Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17.     Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

18.     Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

19.     Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20.     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21.     Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

22.     Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

23.     Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants section contained in this Agreement. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants section of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.

24.     Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25.     Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

PLx Pharma Inc.

8285 El Rio, Suite 130

Houston, TX 77054

If to the Executive:

Rita O’Connor

*******

*******

26.     Representations of the Executive. The Executive represents and warrants to the Company that:

26.1     The Executive’s acceptance of employment with the Company and the performance of her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which she is a party or is otherwise bound.

26.2     The Executive’s acceptance of employment with the Company and the performance of her duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

27.     Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28.     Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29.   Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PLX PHARMA INC.
By: /s/ Natasha Giordano Natasha Giordano President

EXECUTIVE
Signature: /s/ Rita O’Connor Print Name: Rita O’Connor

EXHIBIT A

AWARD AGREEMENT

PLx Pharma Inc. 2015 Omnibus Incentive Plan

Non-Qualified Stock Option

This Award Agreement (this “Agreement”) is entered into between PLx Pharma Inc., a Delaware corporation (“Company”), and Participant pursuant to the terms of the PLx Pharma Inc. 2015 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”). As used herein, “Participant” means Rita O’Connor. Capitalized terms used in this Agreement but not otherwise defined in this Agreement have the meanings set forth in the Plan.

1.     Grant of Stock Option. Company grants to Participant a Non-qualified Stock Option (the “Stock Option”) on July 1, 2017 (“Date of Grant”) to purchase up to Sixty Thousand (60,000) shares of Common Stock (the “Shares”) in accordance with the terms of this Agreement and the Plan. The Shares, when issued to Participant upon the exercise of the Stock Option, will be fully paid and non-assessable.

2.     Purchase Price. The Option Price of the Shares will be a price per Share, which represents the Fair Market Value on the Date of Grant. The Company will provide the participant with written notice of the Option Price within thirty (30) days of the date of its determination by the Company.

3.     Term of Award. The Award Period during which the Stock Option is in effect will commence on the Date of Grant and end on the tenth anniversary of the Date of Grant, unless the Stock Option otherwise terminates or is forfeited under the terms of the Plan or this Agreement prior to the expiration of the Award Period, including, without limitation, in connection with Participant’s termination of service as an employee as provided under Section 5 of this Agreement.

4.     Exercise of Stock Option. No portion of the Stock Option may be exercised prior to July 1, 2018, and may only be exercised to the extent the Shares under the Stock Option had vested in accordance with the schedule below. Subject to the provisions of the Plan relating to suspension or termination from the Plan or the provisions of forfeiture and lapsing of the Stock Option upon a termination of service as described in Section 5 of this Agreement, the Shares under the Stock Option will be available for exercise in the following increments, provided Participant has continually remained a full time employee of the Company through such dates: 20,000 shares vest on July 1, 2018; 20,000 shares vest on July 1, 2019; and the remaining 20,000 shares vest on July 1, 2020.

The Stock Option must be exercised in accordance with the Plan and administrative regulations established by the Committee by delivering to the Company’s principal business office: (1) an Exercise Notice in the form approved by the Committee that designates the Exercise Date and the number of Shares under the Stock Option to be exercised and (2) full payment for the total Option Price of the Shares to be exercised on the Exercise Date. Failure to exercise the Stock Option in accordance with the Plan and the regulations established by the Committee shall render such exercise ineffective. In the event of any failure by Participant to pay for the number of Shares specified in the Exercise Notice on the Exercise Date, the exercise of the Stock Option with respect to such number of Shares will be treated as if it had never been made.

If any law or regulation requires Company to take any action with respect to the Shares specified in the Exercise Notice, then the date of delivery of the Shares against payment will be extended for the period necessary to take such action.

5.     Termination of Service. The terms and conditions applicable to the Stock Option in the event of a termination of service with the Company or its Subsidiaries will be as follows:

(a)     Involuntary Termination Not for Cause or Voluntary Termination by Participant. If Participant’s employment is terminated for any reason other than as described in Sections 5(b), (c) and (d) below: (i) the portion of this Stock Option that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) the portion of this Stock Option that has vested but has not been exercised shall automatically lapse and be forfeited at the close of business on the 90th day following that date of Participant’s termination, unless the Stock Option expires earlier according to its terms.

(b)     Involuntary Termination for Cause. If Participant’s employment is involuntarily terminated by the Company for Cause: (i) the portion of any Stock Option that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) the portion of this Stock Option that has vested but has not been exercised shall automatically lapse and be forfeited at the close of business on the 30th day following that date of Participant’s termination, unless the Stock Option expires earlier according its terms.

(c)     Death or Disability. If Participant’s employment is terminated through death or Disability, the Stock Option will remain outstanding through the remainder of the Award Period and vest and become exercisable in accordance with the schedule set forth in Section 4 as if Participant continually remained in service as an employee through such date, unless the Stock Option expires earlier according its terms.

(d)     Termination in Connection with a Change in Control. Notwithstanding anything to the contrary set forth in this Agreement, in the event this Stock Option is assigned by a successor corporation or otherwise survives a Change in Control, upon the termination of Participant’s employment for any reason other than (i) an involuntary termination for Cause or (ii) by Participant without Good Reason, before the second anniversary of the effective date of a Change in Control, this Stock Option shall fully vest immediately on the date of termination and become exercisable and remain exercisable for 90 days following the date of termination, or, in the event of a termination for death or Disability, for one year following the date of termination, unless the Stock Option expires earlier according its terms.

6.     Change in Control. In addition to the rights provided under Section 5(d), unless otherwise specifically prohibited under applicable laws, or by any applicable rules or regulations of any governmental agency or authority or national securities exchange on which any shares of Company’s capital stock is then listed or traded, in the event of a Change in Control, notwithstanding any provision of the Plan or this Agreement to the contrary:

(a)     the Stock Option shall become immediately vested and exercisable with respect to 100% of the shares subject to the Stock Option, and, to the extent practicable, such acceleration of vesting and exercisability shall occur in a manner and at a time which allows the Participant the ability to participate in the Change in Control with respect to the Shares received; and

(b)      the Committee may, in its discretion and upon Participant’s request, provide for the purchase of the Stock Option from Participant for an amount of cash equal to the amount that would have been obtained by Participant in connection with the Change in Control upon the exercise of the Stock Option had such Stock Option been currently exercisable or payable at the effective time of such Change in Control.

7.     Plan Incorporated by Reference. The Plan is incorporated herein, and by this reference, is made a part hereof for all purposes.

8.     Limitation of Rights of Participant. Participant will have no rights with respect to any Shares not expressly conferred by the Plan or this Agreement.

9.     No Assignment. This Agreement and the Stock Option granted hereunder are of a personal nature and Participant’s rights with respect hereto and thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Participant and may not be exercised by any person, other than Participant, except as expressly permitted under the Plan. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance, disposition or exercise will be void, and Company will not be bound thereby.

10.     Successors. This Agreement is binding upon any successors of Company and the heirs, successors and legal representatives of Participant.

11.     Direct Registration. Participant agrees that in lieu of stock certificates, any Shares issuable in connection with the exercise of the Stock Option may be issued in uncertificated form in accordance with existing procedures of the Company and its stock transfer agent.

12.     Section 409A. This Agreement and the Award evidenced hereby are intended to be exempt from, or otherwise comply with, Section 409A of the Code and the final regulations promulgated thereunder in all respects and shall be interpreted and administered in such a manner. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

13.     Definitions. For the purposes of this Agreement, the following terms shall have the meanings as indicated:

“Cause” means (i) the willful and continued failure by Participant substantially to perform Participant’s duties with the Company or any of its Subsidiaries (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by the Company that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, or (ii) the willful engaging by Participant in conduct demonstrably and materially injurious to the Company, or (iii) a conviction of, a plea of nolo contendere, a guilty plea, or confession by Participant to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude. For purposes of this definition, no act, or failure to act, on the part of Participant shall be considered “willful” unless done, or omitted to be done, by Participant without reasonable belief that Participant’s action or omission was in the best interests of the Company and was lawful. With respect to the above definition of “Cause”, no act or conduct by Participant will constitute “Cause” if Participant acted: (i) in accordance with the instructions or advice of counsel representing the Company, or (ii) as required by legal process.

“Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the effective date of any following events:

(i)     Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding shares of capital stock;

(ii)     Change in Board. During any one-year period (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Company (the “Board”), and any new director (other than a director designated by a person who has effected a transaction described in subparagraph (i) of this definition without the consent of the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;

(iii)     Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation which such shares give the holder(s) thereof the power to elect at least a majority of the board or other governing body of such surviving entity;

(iv)    Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)     Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

“Disability” means that Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Good Reason” means:

(a)

the assignment to Participant of any duties inconsistent with Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Change in Control, or any other action by Company that results in a diminution in such position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);or

(b)	any requirement that Participant be based at any office or location more than fifty (50) miles from his or her office or location prior to the Change in Control; or

(c)

any failure by Company to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value (as computed by an independent benefits consultant selected by Company and reasonably acceptable to Participant or Participant’s legal representative) of the diminution of all such compensation, retirement or benefit plans and policies provided Participant is not materially less than their aggregate value as in effect at any time during the one hundred twenty (120) day period immediately preceding a Change in Control or, if more favorable to Participant, those provided generally at any time after the Change in Control to other similarly-situated employees or Participant; or

(d)

in the event of a Prospective Change in Control, Company and Participant have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform Company's obligations under this Agreement in the same manner and to the same extent that Company is hereby required to perform.

Participant must provide written notice to Company of the existence of the condition(s) described in (a) through (d) above within 90 days of the initial existence of the condition(s). Company shall have 30 days after such notice is given during which to remedy the condition(s), and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Company within the 30 day cure period and Participant has been reasonably compensated for monetary losses or damages resulting therefrom.

“Person” means a person (as such term is used in Rule 13d-5 promulgated under the Exchange Act), or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder)).

“Prospective Change in Control” shall mean (i) any offer presented, directly or indirectly, to the Board which, if consummated, would constitute a Change in Control, or (ii) any negotiation with the Board or any committee or representative thereof to make such an offer (including the unilateral announcement of the terms on which such an offer would be made).

[REMAINDER OF PAGE INTENTIONALLY BLANK]

By your signature and the Company’s signature below, you and the Company agree that the Stock Option referenced above is granted under and governed by the terms and conditions of the this Award Agreement and the Plan (as may be amended) attached hereto, all of which are made a part of this agreement.

PLX PHARMA INC.
By: /s/ Natasha Giordano Natasha Giordano President

PARTICIPANT
Signature: /s/ Rita O’Connor Print Name: Rita O’Connor